Exhibit 5.3

[LETTERHEAD OF LEONARD, STREET AND DEINARD]

May 18, 2012

Atlantic Power Corporation

200 Clarendon St., Floor 25

Boston, Massachusetts 02116

Ladies and Gentlemen:

We have acted as counsel to Atlantic Power Corporation, a British Columbia corporation (the “Company”), and Pasco Cogen, Ltd. and Lake Cogen, Ltd., each a Florida limited partnership (each, a “Guarantor” and, collectively, the “Guarantors”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-4 (the “Registration Statement”), with respect to 9% Senior Notes due 2018 in the aggregate principal amount of $460,000,000 (the “Original Notes”) in exchange for up to $460,000,000 in the aggregate principal amount of 9% Senior Notes due 2018 (the “Registered Notes”) of the Company to be issued under the Indenture, dated as of November 4, 2011, among the Company, the Guarantors, the other guarantors party thereto and Wilmington Trust, National Association, as trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated as of November 5, 2011 and the Second Supplemental Indenture, dated as of November 5, 2011 (the “Indenture”), as contemplated by that certain Registration Rights Agreement, dated November 4, 2011, by the Company, the Guarantors and the other guarantors party thereto and Morgan Stanley & Co. LLC and TD Securities (USA) LLC as the representatives of the several initial purchasers of the Original Notes.  The Registered Notes will be guaranteed by the Guarantors and the other guarantors pursuant to guarantees contained in the Indentures (the “Guarantees”).  The Company, the Guarantors and the other guarantors party to the Indenture are sometimes referred to herein collectively as the “Issuers.”

In connection with this opinion letter, we have examined and relied upon the originals, or copies certified to our satisfaction, of the Registration Statement, the Indenture, the form of Registered Note and Guarantees set forth in the Indentures, the Registration Rights Agreement and such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion letter, we have assumed the genuineness and authenticity of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; the legal capacity of natural persons.  As to all questions of fact material to this opinion letter that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Issuers. In addition, we have assumed that the Registered Notes will be executed and delivered substantially in the form examined by us.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that:

1.                                       Each of the Guarantors is validly existing as a Florida limited partnership and in good standing under Florida law;

2.                                       Each of the Guarantors has the limited partnership power to execute and deliver the Guarantee executed and delivered by each such Guarantor and perform its obligations thereunder; and

3.                                       The Guarantee has been duly authorized by each of the Guarantors.

The opinions expressed herein are limited to the laws of the United States and the State of Florida. We express no opinion as to the effect on the matters covered by this opinion letter under the laws of any other jurisdiction.  We express no opinion as to the validity, binding effect or enforceability of any provision in the Registered Notes or the Indenture or the Guarantees to the extent it violates any applicable statute of limitations or the choice of forum for resolving disputes.  This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

We hereby consent to the inclusion of this opinion letter as Exhibit 5.3 to the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

LEONARD, STREET AND DEINARD
Professional Association

By	/s/ Thomas A. Jensen
Thomas A. Jensen